Exhibit 99

DATE: January 26, 2005

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FOURTH QUARTER and FULL YEAR 2004 EARNINGS

2004 YEAR HIGHLIGHTS

•	Earnings Per Diluted Share for the year ended December 31, 2004 were $1.565 vs. $1.322 for the year ended December 31, 2003, up $0.243 or 18.4%

•	Return on Average Equity for the year ended December 31, 2004 increased to 15.8% from 13.03% for the year ended December 31, 2003

•	Net Income for the year ended December 31, 2004 was $9.59 million, up 7.8% from the same period in the prior year

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President, and CEO of Heritage Financial Corporation (“Company”) today reported net income for the fourth quarter ended December 31, 2004 of $0.436 per diluted share compared with $0.342 per diluted share for the quarter ended December 31, 2003, an increase of 27.5%. This year’s fourth quarter included an after tax gain of $144,000 on the sale of stock held in HCB Bancorp, Inc. which amounted to $0.024 per diluted share. Excluding the gain on the sale of HCB Bancorp shares, earnings would have been $0.412 per diluted share for an increase of 20.5%. Heritage Financial Corporation obtained the shares in HCB Bancorp when the Company acquired Washington Independent Bancshares, Inc. in 1999. Actual earnings for the fourth quarter ended December 31, 2004 were $2,633,000 compared to $2,224,000 for the fourth quarter in 2003, an increase of 18.4%. Excluding the sale of HCB Bancorp, this year’s fourth quarter actual earnings would have been $2,489,000 for an increase of 11.9%.

Net income for the year ended December 31, 2004 was $9,585,000 or $1.565 per diluted share compared with $8,904,000 or $1.322 per diluted share for the same period in 2003 for increases of 7.6% and 18.4%, respectively. Excluding the gain on the sale of HCB Bancorp stock, 2004 net income would have been $9,441,000 for an increase of 6.0% and diluted earnings per share would have been $1.542 for an increase of 16.6%. The provision for loan losses declined by $480,000 for the year ended December 31, 2004 compared to the same period in the prior year. The decrease was due to the improvement of impaired loans and real estate owned. In addition, the effective tax rate declined for the year ended December 31, 2004 to 33.0% down from 34.7% for the same period in the prior year. The tax rate decrease was due to an increase in our tax-exempt loans.

On July 28, 2004, the Company announced the commencement of its 8th share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 295,000 shares. At December 31, 2004, 285,300 shares remain to be purchased under the 8th program. During the quarter ended December 31, 2004, our repurchase activity continued to be slow with the Company purchasing a total of 5,841 shares, all but 1,800 through privately negotiated transactions, at an average price of $21.00. Through December 31, 2004, Heritage has repurchased 5,579,191 shares, or approximately 51% of the total shares outstanding as of March 31, 1999, at an average price of $12.64.

Return on average equity for the quarter ended December 31, 2004 improved to 17.24% from 13.70% for the same period last year. Average equity declined by $3.8 million over the prior year’s fourth quarter and net income increased by $409,000. For the year ended December 31, 2004, return on average equity increased to 15.80% from last year’s 13.03%. For the year ended December 31, 2004, average equity decreased by $7.6 million to $60.7 million and net income increased by $681,000. Average equity declined as a direct result of our stock repurchase program.

Mr. Rhodes stated “CONTINUOUSLY IMPROVING has been a consistent theme and practice during our seven years as a publicly traded company following our January 1998 second step conversion with the resultant equity to asset ratio well in excess of 20%. While the capital base combined with historic strong asset quality made us very safe, it contributed to anemic earnings as measured by return on average equity. As previously publicly stated our objective has been to continuously improve our performance in all aspects so as to achieve a minimum 15% return on average equity by the end of our 2005 fiscal year. As noted in this press release, this objective was met in 2004, a year ahead of our original financial plan. While we take great pride in this achievement, we also are committed to maintaining the practice of continuously improving our performance and shareholder value.”

Net interest margin (net interest income divided by average earning assets) remained strong at 5.12% for the quarter ended December 31, 2004 compared to 5.10% for the third quarter of 2004 and 5.42% for the year ago quarter. Net interest margin was 5.13% for the year ended December 31, 2004 compared to 5.42% for the same period in 2003. The decline in margin is primarily a function of lower earning asset yields with rising cost of funds. The yield on earning assets declined by 0.14% for the three months ended December 31, 2004 versus the three months ended December 31, 2003 and by 0.44% for the year ended December 31, 2004 versus December 31, 2003. With short-term interest rates rising faster than longer-term interest rates and the subsequent flattening of the yield curve, management believes the net interest margin will continue to decline.

Total assets increased $56.4 million or 8.8% to $697.3 million at December 31, 2004 from the December 31, 2003 balance of $640.9 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $78.5 million, or 15.3%, to $591.1 million at December 31, 2004 from $512.6 million at December 31, 2003. Borrowings were $40.9 million at December 31, 2004 compared to $31.1 million at December 31, 2003. Deposits increased $45.5 million, or 8.4%, to $587.3 million at December 31, 2004 from $541.8 million at December 31, 2003.

Net interest income before the provision for loan loss was $8,214,000 for the quarter ended December 31, 2004 versus $7,687,000 for the quarter ended December 31, 2003, an increase of 6.9%. For the year ended December 31, 2004, net interest income before the provision for loan loss was $31,727,000 compared to $29,817,000 for the year ended December 31, 2003, an increase of 6.4%

Noninterest income was $1,702,000 for the quarter ended December 31, 2004 compared to $1,509,000 for the quarter ended December 31, 2003, an increase of 12.8%. The increase is primarily due to the gain on the sale of HCB Bancorp stock ($218,000 pre-tax). For the year ended December 31, 2004, noninterest income was $6,498,000 compared to $7,164,000 for the same period in 2003, a decrease of 9.3%. The year over year decline is a result of sharply reduced mortgage banking income.

Noninterest expense was $5,861,000 for the quarter ended December 31, 2004 compared to $5,649,000 for the quarter ended December 31, 2003, an increase of 3.8%. For the year ended December 31, 2004, noninterest expense was $23,270,000 compared to $22,223,000 for 2003, an increase of 4.7%. The efficiency ratio declined to 59.11% for the quarter ended December 31, 2004 from 61.43% for the quarter ended December 31, 2003. The efficiency ratio increased to 60.88% for the year ended December 31, 2004 from 60.09% for the year ended December 31, 2003. The Company incurred approximately $124,000 in external audit and consulting expenses associated with implementing Section 404 of the Sarbanes Oxley Act – Internal Controls over Financial Reporting.

Nonperforming assets at December 31, 2004 were $319,000, or 0.05% of total assets, a decrease from $686,000, or 0.11% of total assets at December 31, 2003 and a decrease from the $333,000, or 0.05% of total assets as of September 30, 2004. Loan loss reserves as a percent of total loans decreased to 1.38% at December 31, 2004 from 1.49% at December 31, 2003. Loan loss charge offs net of recoveries were $59,000 in the fourth quarter of 2004 versus $131,000 for the fourth quarter of 2003 and $99,000 for the full year ended December 31, 2004 down from $251,000 for the full year 2003. There were no other real estate and other assets owned as of December 31, 2004 down from $389,000 at the end of 2003. The nonperforming assets to total assets ratio of 0.05% at December 31, 2004 is 42 basis points below the September 30, 2004 average ratio of 0.47% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

Brian Vance, Executive Vice President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank noted, “We completed the 4th quarter, as well as the year, on plan while meeting all major objectives. We experienced strong loan growth throughout the year while continuing to maintain our focus on asset quality. We are particularly pleased with achieving our return on average equity goal one year earlier than originally planned. That achievement is a direct result of our entire team’s strong culture of disciplined focus and desire to continuously improve everything we do every day. I want to publicly acknowledge and thank our entire team of dedicated community bankers as we continue to strive to exceed your expectations.”

On December 21, 2004, the Company’s Board of Directors declared a dividend of 17.0 cents per share payable on January 28, 2005 to shareholders of record on January 14, 2005, an increase of 0.5 cents from the prior quarter’s dividend of 16.5 cents per share. This is the twenty-eighth consecutive quarterly dividend to be paid and the twenty-seventh consecutive quarterly increase of 0.5 cents.

The Company has scheduled a telephone conference call on January 27, 2005 at 11:00 a.m. Pacific Time to discuss this earnings release. To access the call, please dial (877) 209-0397 a few minutes prior to 11:00 a.m. Pacific Time. The call will be available for replay for ten days by dialing 800/475-6701 — access code 762149.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	December 31, 2004	December 31, 2003
Loans held for sale	$381	$1,018
Loans receivable	599,380	520,395
Allowance for loan losses	(8,295)	(7,748)

Net loans	591,085	512,647
Fed funds sold	6,000	7,600
Investment and interest earning deposits	50,120	67,732
Goodwill	6,640	6,640
Other assets	43,041	45,283

Total assets	$697,267	$640,920

Deposits	$587,278	$541,832
Borrowings	40,900	31,100
Other liabilities	8,145	5,756
Stockholders’ equity	60,944	62,232

Total liabilities and equity	$697,267	$640,920

Other Data
At quarter end:
Nonaccrual loans	$319	$297
Real estate and other assets owned	—	389

Nonperforming assets	$319	$686
Allowance for loan losses to:
Loans	1.38%	1.49%
Nonperforming loans	2,603.60%	2,611.97%
Nonperforming assets to total assets	0.05%	0.11%
Equity to assets ratio	8.74%	9.71%
Book value per share	$10.25	$10.05
Tangible book value per share	$9.13	$8.98

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Interest income	$10,258	$9,377	$38,944	$37,151
Interest expense	2,044	1,690	7,217	7,334

Net interest income	8,214	7,687	31,727	29,817
Provision for loan losses	135	150	645	1,125
Noninterest income	1,702	1,509	6,498	7,164
Noninterest expense	5,861	5,649	23,270	22,223

Income before income taxes	3,920	3,397	14,310	13,633
Federal income tax	1,287	1,173	4,725	4,729

Net income	$2,633	$2,224	$9,585	$8,904

Earnings per share:
Basic	$0.448	$0.355	$1.611	$1.371
Diluted	$0.436	$0.342	$1.565	$1.322

Performance Ratios (1):
Net interest margin	5.12%	5.42%	5.13%	5.42%
Efficiency ratio (2)	59.11%	61.43%	60.88%	60.09%
Return on average assets	1.53%	1.43%	1.44%	1.49%
Return on average equity	17.24%	13.70%	15.80%	13.03%

Weighted Average Common Shares Outstanding:
Basic	5,878,014	6,271,442	5,950,874	6,494,343
Diluted	6,040,756	6,503,602	6,123,364	6,734,987

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the dollars of expense required to produce one dollar of revenue.